Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222106

Carlyle Tactical Private Credit Fund

Class A Shares (TAKAX)

Class I Shares (TAKIX)

Class L Shares (TAKLX)

Class M Shares (TAKMX)

Class N Shares (TAKNX)

Class U Shares (TAKUX)

Class Y Shares (TAKYX)

Supplement dated September 1, 2022 to the Prospectus and Statement of Additional Information, each as amended

This supplement amends the prospectus and statement of additional information (“SAI”) of Carlyle Tactical Private Credit Fund (the “Fund”) and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the prospectus and SAI and retain it for future reference.

On September 1, 2022, the Fund closed on the sale of 3,000,000 Series C Mandatory Redeemable Preferred Shares to 22 accredited investors for gross proceeds of $75,000,000, in an offering exempt from registration under Rule 506(c) under the Securities Act of 1933, as amended (the “Securities Act”).

The Fund previously closed on the sale of 1,520,000 Series A Mandatory Redeemable Preferred Shares for gross proceeds of $38,000,000 and 480,000 Series B Mandatory Redeemable Preferred Shares for gross proceeds of $12,000,000 on March 7, 2022, in an offering exempt from registration under Rule 506(c) under the Securities Act. The Fund also previously closed on the sale of 4,480,000 Series A Mandatory Redeemable Preferred Shares for gross proceeds of $112,000,000 and 1,520,000 Series B Mandatory Redeemable Preferred Shares for gross proceeds of $38,000,000 on May 11, 2022, in an offering exempt from registration under Rule 506(c) under the Securities Act.

September 1, 2022	CTAC-PROSUP-090122